                                                               Exhibit 99.1
For Immediate Release
---------------------
May 4, 2006


           NORDSTROM APRIL SAME-STORE SALES INCREASE 7.3 PERCENT

    SEATTLE - May 4, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $584.8 million for the four-week period ending April 29, 2006, an increase of 10.0 percent compared to sales of $531.7 million for the four-week period ending April 30, 2005. Same-store sales increased 7.3 percent.

    Preliminary first quarter sales of $1.79 billion increased 8.0 percent compared to first quarter sales of $1.65 billion in 2005. First quarter same-store sales increased 5.4 percent.

SALES RECORDING
    To hear Nordstrom's prerecorded April sales message, please dial (402) 220-6036. This recording will be available for one week.


SALES SUMMARY                             Total Sales                   Same-store Sales
                                          -----------                   ----------------
(unaudited; $ in millions)      Fiscal     Fiscal     Percent       Total    Full-line   Rack
                                 2006       2005     Increase       Retail   Stores      Stores
                                ------     ------    --------       ------   ---------   ------
April                           $584.8      $531.7     10.0%          7.3%     7.5%      11.6%
First Quarter	              $1,787.1    $1,654.5      8.0%          5.4%     4.6%      10.8%
Number of stores
  Full-line                       99          95
  Rack and other                  57          56
  International Faconnable
     boutiques 	                  34          32
  Total                          190         183
Gross square footage      20,217,000  19,553,000


FUTURE REPORTING DATES
    Nordstrom's financial release calendar for the next several months is currently planned as follows:

                  First Quarter Earnings          Thurs., May 18, 2006
                  May Sales Release               Thurs., June 1, 2006
                  June Sales Release              Thurs., July 6, 2006
                  July Sales Release              Thurs., Aug. 3, 2006

ANNUAL MEETING OF SHAREHOLDERS
    Nordstrom will hold its 2006 annual meeting of shareholders on Tuesday, May 23, 2006, at 11:00 a.m. Pacific Daylight Time, in the John W. Nordstrom Room of the downtown Seattle, Wash., Nordstrom store.

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 156 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 34 Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                                 Media Contact:
RJ Jones, 206-303-3007                            Deniz Anders, 206-373-3038